Exhibit 99.1

Contact: Igor Khislavsky
Vice President, Investor Relations
Telephone: (617) 375-7500

AMERICAN TOWER CORPORATION ANNOUNCES COMPLETION OF
REDEMPTION OF ALL OUTSTANDING 2.800% SENIOR NOTES

BOSTON, MASSACHUSETTS - May 11, 2020 - American Tower Corporation (NYSE: AMT) today announced that it has completed its previously announced redemption of all of its outstanding 2.800% senior unsecured notes due 2020. The Company redeemed the notes pursuant to their terms at their principal amount, plus accrued interest up to, but excluding, May 11, 2020. The total aggregate redemption price was approximately $759.3 million, including $9.3 million in accrued interest. The Company financed the redemption with borrowings under its $2.25 billion senior unsecured revolving credit facility, as amended and restated in December 2019, and cash on hand. Upon completion of this redemption, none of the 2.800% notes remained outstanding.

About American Tower

American Tower, one of the largest global REITs, is a leading independent owner, operator and developer of multitenant communications real estate with a portfolio of approximately 180,000 communications sites. For more information about American Tower, please visit www.americantower.com.

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